Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc:
We consent to the incorporation by reference in the registration statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, and 333-148251 on Form S-8 and Nos. 333-76902, 333-117627, 333-152913 and 333-156688 on Form S-3 of Pinnacle Financial Partners, Inc. (the Company) of our reports dated February 19, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.
Our report dated February 19, 2009, on the Company’s consolidated financial statements refers to a change in accounting for split dollar life insurance arrangements in 2008 and a change in accounting for uncertainty in income taxes in 2007.
(signed) KPMG LLP
Nashville, Tennessee
February 19, 2009